Exhibit 99.1

news release

CONTACT

Amy Low Chasen

(212) 282-5320

AVON REPORTS FOURTH-QUARTER AND FULL-YEAR 2010 RESULTS

Fourth-Quarter Revenue Up 1% Year over Year – Up 5% in Constant Dollars

Fourth-Quarter EPS from Continuing Ops of $0.50 versus $0.62 in the Prior Year,

Adjusted1 EPS from Continuing Ops of $0.59 versus $0.68 in the Prior Year

Full-Year 2010 Revenue up 6% Year over Year – Up 6% in Constant Dollars

Full-Year 2010 EPS from Continuing Ops of $1.36 versus $1.43 in the Prior Year,

Adjusted1 EPS from Continuing Ops of $1.80 versus $1.75 in the Prior Year

NEW YORK, N.Y., February 8, 2011 – Avon Products, Inc. (NYSE:AVP) today reported fourth-quarter 2010 total revenue of $3.2 billion, 1% higher than that of fourth-quarter 2009. Constant dollar sales rose 5% in the fourth quarter as foreign exchange reduced growth by 4%. Total units declined 2%, while price/mix rose 7% during the quarter. Active Representatives were flat in the quarter. Acquisitions contributed approximately 3% to revenue growth in the fourth quarter, 1% to units, and 2% to price/mix.

Andrea Jung, Chairman and CEO, commented, “As we closed out the year, we continued to experience disappointing sales results which were negatively impacted by

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service disruptions in Brazil and weak performance in Russia. Looking ahead, we are aggressively addressing execution challenges which dampened our second-half 2010 performance. Our business fundamentals remain solid, and we believe our strong field programs and innovation pipeline that begin in the second quarter of 2011 should drive another year of mid-single digit constant dollar revenue growth. We expect improvement in operating margin this year in line with our commitment to mid-teens operating margin by 2013.”

Avon’s Beauty sales declined 1% year over year during the fourth quarter of 2010, or up 2% in constant dollars. On a reported basis, fragrance was up 4%, personal care was up 3%, color was down 2%, and skin care was down 12% for the fourth quarter. Constant dollar revenue was up 9% in fragrance, up 6% in personal care, up 1% in color, and down 10% in skin care.

Fourth-quarter 2010 gross margin of 61.8% was 90 basis points below that of the prior-year quarter, due to higher product costs and adverse product mix which were partially offset by increased pricing.

Selling, general and administrative expenses in the quarter increased as a percent of revenue by 90 basis points versus fourth-quarter 2009. On an adjusted basis, it increased by 20 basis points.

Advertising for the quarter was $92 million, down 15% or $17 million from a year ago, primarily due to reductions in China. Avon invested an incremental $32 million in the Representative Value Proposition (“RVP”) in the fourth quarter in Sales Leadership, Service Model Transformation and Web enablement.

Fourth-quarter 2010 costs associated with the company’s 2005 and 2009 restructuring programs were $58 million pre-tax, or $0.09 per share after-tax. These costs compared with $34 million pre-tax, or $0.06 per share after-tax, related to the

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company’s 2005 and 2009 restructuring programs in the prior-year period. The total cost of the 2009 restructuring program is now expected to be approximately $300-$310 million, at the lower end of our expected $300-$400 million range. We continue to expect to reach our original target of approximately $200 million in annualized savings from our 2009 restructuring program once all initiatives are fully implemented by 2012-2013. The company does not expect to announce any further initiatives in connection with the 2009 restructuring program.

In addition, Avon sold its ownership interest in Avon Japan in the fourth quarter of 2010. This transaction and the operating results of Avon Japan are now reported as discontinued operations for all periods.

Fourth-quarter 2010 operating profit of $356 million was down 13% compared with the year-ago quarter and operating margin was 11.2%, down 180 basis points year over year. Adjusted operating profit was down 6%, and adjusted operating margin was 13.1%, down 100 basis points from a year ago. The decline was due primarily to the lower gross margin.

Fourth-quarter 2010’s effective tax rate was 34%, compared with 30.6% in fourth-quarter 2009. The tax rate was affected in the year over year comparisons by unfavorable geographic mix.

Income from continuing operations in the fourth quarter of 2010 was $220 million, or $0.50 per share, compared with $268 million, or $0.62 per share, in the year-ago quarter. Adjusted income from continuing operations was $259 million, or $0.59 per share, compared with $293 million, or $0.68 per share, in the year-ago fourth quarter.

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Fourth-Quarter Regional Results

Latin America’s fourth-quarter 2010 revenue was up 5% year over year, or up 11% in constant dollars. On a reported basis, Brazil was up 4%, Mexico was up 20%, and Venezuela was down 27%. Constant dollar revenue growth was 2% in Brazil, 14% in Mexico, and 47% in Venezuela. Brazil’s results were significantly impacted by service disruptions during the quarter. The region’s Active Representatives grew 6% and units sold were up 3%. Fourth-quarter operating profit was down 19%. Operating margin was 14.9%, or down 430 basis points from the fourth quarter of 2009. On an adjusted basis, Latin America’s fourth-quarter operating profit was down 14% and the operating margin was 15.9%, down 340 basis points. The adjusted operating profit and margin declines were due to high labor cost inflation, investments in RVP and higher distribution costs.

Fourth-quarter revenue in North America was up 1%, or flat in constant dollars. The acquisition of Silpada Designs Inc. (“Silpada”) had a favorable impact on fourth-quarter revenue of approximately 11 percentage points. Active Representatives were down 7%. Units sold declined 14% compared with a year ago. Silpada contributed 1 percentage point to both Active Representatives and unit growth in the quarter. North America’s fourth-quarter operating profit was up 19%. Operating margin was 7.1%, up 100 basis points versus last year’s quarter. Adjusted operating profit was up 59%, with an adjusted operating margin of 10.8%, up 390 basis points as gross margin improvements and lower advertising helped to offset the impact of lower sales. Silpada added 330 basis points to the North America adjusted operating margin, including a $15 million benefit from acquisition-related adjustments.

In Central & Eastern Europe, fourth-quarter revenue declined 6% year over year, or down 1% in constant dollars. Russia was down 3% on a reported basis and up 1% in constant dollars, driven by weaker Active Representative growth versus a year ago. The

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region’s Active Representatives were down 1% and units sold were down 2% in the quarter. Operating profit declined 24% versus the 2009 quarter. The region’s operating margin was 19.6%, down 460 basis points from the prior year quarter. Fourth-quarter 2010 adjusted operating profit was down 26%. Adjusted operating margin was 19.9%, down 550 basis points, due primarily to unfavorable product mix and pricing.

Western Europe, Middle East & Africa’s fourth-quarter revenue increased 9% versus the prior-year quarter or up 13% in constant dollars. The increase was driven by growth in Active Representatives as well as the inclusion of Liz Earle Beauty Co. Limited (“Liz Earle”), which contributed approximately 3 percentage points to revenue growth. On a reported basis, Turkey rose 4%, South Africa rose 69%, and U.K. was up 3%. Constant-dollar revenue growth was 3% in Turkey, 58% in South Africa, and 7% in the U.K. The region’s Active Representatives grew 11% year over year and units sold increased 12%. Operating profit was up 15% versus the prior-year quarter. Operating margin was 12.9%, up 70 basis points from the prior-year quarter. Fourth-quarter 2010 adjusted operating profit was up 4% with an adjusted operating margin of 13.9%, down 80 basis points, due to Liz Earle, whose results included acquisition-related expenses.

Asia Pacific’s fourth-quarter revenue increased 8% year over year or up 1% in constant dollars. The Philippines was up 15% on a reported basis and up 7% in constant dollars. The region’s Active Representatives grew 3% and units sold increased by 1%. Operating profit was up 18% versus the 2009 quarter. The region’s operating margin was 12.7%, up 110 basis points from the prior-year quarter due primarily to lower restructuring costs. The region’s adjusted operating profit was up 5% versus the 2009 quarter. Adjusted operating margin was 13.1%, down slightly from last year. As mentioned previously, Avon Japan is now excluded from Asia Pacific and is reported as discontinued operations.

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Fourth-quarter revenue in China decreased 45% year over year, or down 47% in constant dollars. The region’s revenues continued to be impacted by the company’s planned transition away from a hybrid model to one which focuses on direct selling. Units sold decreased 44% and Active Representatives were down 68%. Despite the lower revenues, China reported operating profit of $4 million compared with a $3 million loss in last year’s fourth quarter. The quarter benefited from lower incentives and suspended advertising during this transition phase. China’s operating margin was 7.8% as compared to (3%) in the prior-year quarter. The region’s adjusted operating margin was 9.3%, up approximately 10 percentage points from prior year.

Full-Year 2010 Results

Full-year 2010 total revenue of $10.9 billion was 6% higher than that of 2009, and up 6% in constant dollars. Acquisitions contributed 1% to revenue growth during the year. Total Beauty sales were up 6% on both a reported and constant-dollar basis. Active Representatives grew 4% and units sold increased by 1%. Beauty units were flat versus a year ago. Full-year advertising expense increased by $48 million to $400 million as the company invested in both product and recruiting advertising. Avon also invested an incremental $83 million for full-year 2010 to further improve its RVP. Costs associated with the company’s 2005 and 2009 restructuring programs totaled $81 million pre-tax, or $0.12 per share after-tax compared with $171 million pre-tax, or $0.32 per share after-tax in the prior-year period. Full-year 2010 operating profit of $1.1 billion was up 7% compared with the year-ago period and operating margin was 9.9%, flat year over year. Adjusted operating profit was up 5%, and operating margin was 11.4%, down 10 basis points from a year ago. Improvements in gross margin offset the higher costs associated with the company’s internal FCPA investigation and higher

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investments in RVP and Advertising. Full-year income from continuing operations was $595 million, or $1.36 per share, compared with $619 million, or $1.43 per share last year. Adjusted income from continuing operations was $787 million, or $1.80 per share, compared with $760 million or $1.75 per share in the year ago.

Cash flow from operations was $689 million in 2010 versus $755 million in 2009, due to both higher inventories resulting from lower than expected sales and the negative impacts of timing of restructuring payments. Avon’s net debt at year-end 2010 was $2.0 billion, up $809 million from the prior-year period due to the financing of the Liz Earle and Silpada acquisitions. Capital expenditure was $331 million for the year.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter and full-year results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 36538915). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. In addition, a slide presentation covering our geographic segments and overall results will be made available after the call at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through approximately 6.5 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color,

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Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Footnote

1 “Adjusted” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude the impact of Venezuelan special items and restructuring costs, as described below, under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with US GAAP, we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period to period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives and 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in January 2010 (“Venezuelan special items”). The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the revised official exchange rate of 4.30.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, Internet platform and technology strategies, information technology and related system enhancements and cash management,

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tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including optimizing our product portfolio and enhancing field fundamentals;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•

the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil or Russia;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any developments in or consequences of internal investigations and compliance reviews that we conduct, and any litigation related thereto, including the ongoing investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the

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Representative and consumer experience and increase Representative productivity through Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct selling model;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our 2009 Form 10-K for the year ended December 31, 2009. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended December 31		Percent Change	Twelve months ended December 31		Percent Change
	2010	2009		2010	2009
Net sales	$3,137.8	$3,101.1	1%	$10,731.3	$10,084.8	6%
Other revenue	37.8	32.9		131.5	120.4

Total revenue	3,175.6	3,134.0	1%	10,862.8	10,205.2	6%

Cost of sales	1,211.5	1,170.2		4,041.3	3,825.5
Selling, general and administrative expenses	1,608.2	1,556.6		5,748.4	5,374.1

Operating profit	355.9	407.2	(13)%	1,073.1	1,005.6	7%

Interest expense	23.8	26.0		87.1	104.8
Interest income	(4.0)	(4.9)		(14.0)	(20.2)
Other expense (income), net	2.2	(0.7)		54.6	7.3

Total other expenses	22.0	20.4		127.7	91.9

Income from continuing operations, before tax	333.9	386.8	(14)%	945.4	913.7	3%
Income taxes	(113.6)	(118.5)		(350.2)	(294.5)

Income from continuing operations, net of tax	220.3	268.3	(18)%	595.2	619.2	(4)%
Discontinued operations, net of tax	9.0	0.2		14.1	9.0

Net Income	229.3	268.5		609.3	628.2
Net income (loss) attributable to noncontrolling interest	0.2	0.9		(3.0)	(2.4)

Net income attributable to Avon	$229.5	$269.4	(15)%	$606.3	$625.8	(3)%

Earnings per share:
Basic
Basic EPS from continuing operations	$.51	$.62	(18)%	$1.37	$1.43	(4)%
Basic EPS from discontinued operations	$.02	—		$.04	$.02

Basic EPS attributable to Avon	$.53	$.63	(16)%	$1.40	$1.45	(3)%

Diluted
Diluted EPS from continuing operations	$.50	$.62	(19)%	$1.36	$1.43	(5)%
Diluted EPS from discontinued operations	$.02	—		$.03	$.02

Diluted EPS attributable to Avon	$.53	$.62	(15)%	$1.39	$1.45	(4)%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	December 31 2010	December 31 2009
Assets
Current Assets
Cash and cash equivalents	$1,179.9	$1,298.1
Accounts receivable, net	826.3	765.7
Inventories	1,152.9	1,049.8
Prepaid expenses and other	1,025.2	1,042.3
Current assets of discontinued operations	—	50.3

Total current assets	4,184.3	4,206.2

Property, plant and equipment, at cost	2,750.9	2,505.9
Less accumulated depreciation	(1,123.5)	(1,036.9)

	1,627.4	1,469.0

Goodwill	675.1	215.5
Other intangible assets, net	368.3	13.8
Other assets	1,018.6	846.1
Non current assets of discontinued operations	—	72.8

Total assets	$7,873.7	$6,823.4

Liabilities and Shareholders' Equity
Current Liabilities
Debt maturing within one year	$727.6	$137.8
Accounts payable	809.8	739.0
Accrued compensation	293.2	282.6
Other accrued liabilities	771.6	706.3
Sales and taxes other than income	207.6	254.1
Income taxes	146.5	134.5
Current liabilities of discontinued operations	—	37.4

Total current liabilities	2,956.3	2,291.7

Long-term debt	2,408.6	2,307.2
Employee benefit plans	561.3	577.8
Long-term income taxes	128.9	147.6
Other liabilities	146.0	174.4
Non current liabilities of discontinued operations	—	12.1

Total liabilities	$6,201.1	$5,510.8

Shareholders' Equity
Common stock	$186.6	$186.1
Additional paid-in-capital	2,024.2	1,941.0
Retained earnings	4,610.8	4,383.9
Accumulated other comprehensive loss	(605.8)	(692.6)
Treasury stock, at cost	(4,559.3)	(4,545.8)

Total Avon shareholders' equity	1,656.5	1,272.6

Noncontrolling Interest	16.1	40.0

Total shareholders' equity	$1,672.6	$1,312.6

Total liabilities and shareholders' equity	$7,873.7	$6,823.4

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Twelve Months Ended December 31
	2010	2009
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$595.2	$619.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	145.2	127.8
Amortization	49.6	47.5
Provision for doubtful accounts	215.7	221.2
Provision for obsolescence	131.1	120.0
Share-based compensation	57.6	54.9
Deferred income taxes	(103.1)	(166.3)
Charge for Venezuelan monetary assets and liabilities	46.1	—
Other	32.8	56.1

Changes in assets and liabilities:
Accounts receivable	(281.9)	(259.5)
Inventories	(189.8)	(127.8)
Prepaid expenses and other	(3.3)	(90.4)
Accounts payable and accrued liabilities	76.7	145.0
Income and other taxes	(63.2)	16.1
Noncurrent assets and liabilities	(19.7)	(9.1)

Net cash provided by operating activities	689.0	754.7

Cash Flows from Investing Activities
Capital expenditures	(331.2)	(296.3)
Disposal of assets	11.9	11.2
Purchases of investments	(1.9)	(0.9)
Proceeds from sale of investments	11.3	61.9
Acquisitions and other investing activities	(785.8)	5.8

Net cash used by investing activities	(1,095.7)	(218.3)

Cash Flows from Financing Activities
Cash dividends	(384.1)	(364.7)
Debt, net (maturities of three months or less)	(3.6)	(507.6)
Proceeds from debt	661.5	957.8
Repayment of debt	(53.2)	(450.5)
Proceeds from exercise of stock options	23.9	13.1
Excess tax benefit realized from share-based compensation	4.3	(0.7)
Repurchase of common stock	(14.1)	(8.6)

Net cash provided (used) by financing activities	234.7	(361.2)

Cash provided by operating activities—Disc Ops	13.0	27.3
Cash provided (used) by investing activities—Disc Ops	61.3	(0.6)
Cash used by financing activities—Disc Ops	(0.3)	(0.6)

Net cash provided by Discontinued Operations	74.0	26.1

Effect of exchange rate changes on cash and equivalents	(33.7)	5.6
Net (decrease) increase in cash and equivalents	(131.7)	206.9
Cash and equivalents at beginning of year (1)	$1,311.6	$1,104.7
Cash and equivalents at end of period (2)	$1,179.9	$1,311.6

(1)	Includes cash and cash equivalents of discontinued operations of $13.5M and $3.2M at January 1, 2010 and 2009, respectively.
(2)	Includes cash and cash equivalents of discontinued operations of $13.5M at December 31, 2009.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 12/31/10
REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units	Price/Mix	Active Reps	Average Order C$
		% var. vs 4Q09	% var. vs 4Q09	% var. vs 4Q09	% var. vs 4Q09	% var. vs 4Q09	% var. vs 4Q09
Latin America	$1,274.6	5%	11%	3%	8%	6%	5%
North America	644.4	1	—	(14)	14	(7)	7
Central & Eastern Europe	508.8	(6)	(1)	(2)	1	(1)	—
Western Europe, Middle East & Africa	477.6	9	13	12	1	11	2
Asia Pacific	215.2	8	1	1	—	3	(2)
China	55.0	(45)	(47)	(44)	(3)	(68)	21
Total from operations	3,175.6	1	5	(2)	7	—	5
Global and other	—	—	—	—	—	—	—
Total	$3,175.6	1%	5%	(2)%	7%	0%	5%

	2010 GAAP Operating Profit US$	% var. vs 4Q09	2010 GAAP Operating Margin US$	2010 Non-GAAP Operating Profit US$ (1)	2009 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Margin (1)	2009 Non-GAAP Operating Margin (1)
Latin America	$189.8	(19)%	14.9%	$203.0	$235.3	15.9%	19.3%
North America	45.9	19	7.1	69.9	43.9	10.8	6.9
Central & Eastern Europe	99.7	(24)	19.6	101.3	137.0	19.9	25.4
Western Europe, Middle East & Africa	61.5	15	12.9	66.6	64.1	13.9	14.7
Asia Pacific	27.3	18	12.7	28.1	26.7	13.1	13.4
China	4.3	245	7.8	5.1	(0.9)	9.3	(0.9)
Total from operations	428.5	(10)	13.5	474.0	506.1	14.9	16.1
Global and other	(72.6)	(5)	—	(59.4)	(65.1)	—	—
Total	$355.9	(13)%	11.2%	$414.6	$441.0	13.1%	14.1%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 4Q09	% var. vs 4Q09
Beauty (color cosmetics/fragrances/skin care/personal care)	$2,186.7	(1)%	2%
Fashion (fashion jewelry/watches/apparel/footwear/accessories/childrens) (2)	629.5	14	16
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition) (2)	321.6	(7)	(2)

Net sales	$3,137.8	1%	4%
Other revenue	37.8	15	14

Total revenue	$3,175.6	1%	5%

TWELVE MONTHS ENDED 12/31/10
REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units	Price/Mix	Active Reps	Average Order C$
		% var. vs 12M09	% var. vs 12M09	% var. vs 12M09	% var. vs 12M09	% var. vs 12M09	% var. vs 12M09
Latin America	$4,589.5	12%	13%	5%	8%	8%	5%
North America	2,244.0	(2)	(3)	(7)	4	(3)	—
Central & Eastern Europe	1,585.8	6	5	3	2	4	1
Western Europe, Middle East & Africa	1,462.1	14	15	12	3	12	3
Asia Pacific	752.4	11	3	3	—	5	(2)
China	229.0	(35)	(36)	(38)	2	(39)	3
Total from operations	10,862.8	6	6	1	5	4	2
Global and other	—	—	—	—	—	—	—
Total	$10,862.8	6%	6%	1%	5%	4%	2%

	2010 GAAP Operating Profit US$	% var. vs 12M09	2010 GAAP Operating Margin US$	2010 Non-GAAP Operating Profit US$ (1)	2009 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Margin (1)	2009 Non-GAAP Operating Margin (1)
Latin America	$604.7	(7)%	13.2%	$705.5	$682.3	15.4%	16.6%
North America	155.9	41	6.9	197.2	150.9	8.8	6.6
Central & Eastern Europe	297.8	22	18.8	302.5	274.6	19.1	18.3
Western Europe, Middle East & Africa	176.5	110	12.1	178.1	115.2	12.2	9.0
Asia Pacific	93.4	52	12.4	93.2	80.1	12.4	11.8
China	(10.8)	(154)	(4.7)	(10.9)	22.0	(4.8)	6.2
Total from operations	1,317.5	13	12.1	1,465.6	1,325.1	13.5	13.0
Global and other	(244.4)	(49)	—	(230.8)	(148.5)	—	—
Total	$1,073.1	7%	9.9%	$1,234.8	$1,176.6	11.4%	11.5%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 12M09	% var. vs 12M09
Beauty (color cosmetics/fragrances/skin care/personal care)	$7,671.3	6%	6%
Fashion (fashion jewelry/watches/apparel/footwear/accessories/childrens) (2)	2,016.5	11	11
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition) (2)	1,043.5	3	5

Net sales	$10,731.3	6%	6%
Other revenue	131.5	9	7

Total revenue	$10,862.8	6%	6%

(1)	For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

(2)	During the third quarter of 2010, items associated with children's products, that were previously reported in Home, were reclassified into Fashion if such children's product was Fashion related.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$1,211.5	$2.6	$0.0		$1,208.9
Selling, general and administrative expenses	1,608.2	55.7	0.4		1,552.1

Operating profit	355.9	58.3	0.4		414.6
Income from continuing operations before taxes	333.9	58.3	0.4		392.6
Income taxes	(113.6)	(19.8)	—		(133.4)

Income from continuing operations	$220.3	$38.5	$0.4		$259.2

Diluted EPS from continuing operations	0.50	0.09	0.00		0.59

Gross margin	61.8%	0.1	0.0		61.9%
SG&A as a % of Revenues	50.6%	(1.8)	0.0	0.1	48.9%
Operating margin	11.2%	1.8	0.0	0.1	13.1%
Effective tax rate	34.0%	0.0	0.0		34.0%

SEGMENT OPERATING PROFIT
Latin America	$189.8	$12.8	$0.4		$203.0
North America	45.9	24.0	0.0		69.9
Central & Eastern Europe	99.7	1.6	0.0		101.3
Western Europe, Middle East & Africa	61.5	5.1	0.0		66.6
Asia Pacific	27.3	0.8	0.0		28.1
China	4.3	0.8	0.0		5.1
Global and other	(72.6)	13.2	0.0		(59.4)
Total	$355.9	$58.3	$0.4		$414.6

SEGMENT OPERATING MARGIN
Latin America	14.9%	1.0	0.0		15.9%
North America	7.1%	3.7	0.0		10.8%
Central & Eastern Europe	19.6%	0.3	0.0		19.9%
Western Europe, Middle East & Africa	12.9%	1.1	0.0	(0.1)	13.9%
Asia Pacific	12.7%	0.4	0.0		13.1%
China	7.8%	1.5	0.0		9.3%
Global and other	0.0%	0.0	0.0		0.0%
Total	11.2%	1.8	0.0	0.1	13.1%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$4,041.3	$9.4	$70.1		$3,961.8
Selling, general and administrative expenses	5,748.4	71.3	10.9		5,666.2

Operating profit	1,073.1	80.7	81.0		1,234.8
Income from continuing operations before taxes	945.4	80.7	127.1		1,153.2
Income taxes	(350.2)	(28.3)	12.7		(365.8)

Income from continuing operations	$595.2	$52.4	$139.8		$787.4

Diluted EPS from continuing operations	1.36	0.12	0.32		1.80

Gross margin	62.8%	0.1	0.6		63.5%
SG&A as a % of Revenues	52.9%	(0.7)	(0.1)	0.1	52.2%
Operating margin	9.9%	0.7	0.7	0.1	11.4%
Effective tax rate	37.0%	0.3	(5.6)		31.7%

SEGMENT OPERATING PROFIT
Latin America	$604.7	$19.8	$81.0		$705.5
North America	155.9	41.3	0.0		197.2
Central & Eastern Europe	297.8	4.7	0.0		302.5
Western Europe, Middle East & Africa	176.5	1.6	0.0		178.1
Asia Pacific	93.4	(0.2)	0.0		93.2
China	(10.8)	(0.1)	0.0		(10.9)
Global and other	(244.4)	13.6	0.0		(230.8)
Total	$1,073.1	$80.7	$81.0		$1,234.8

SEGMENT OPERATING MARGIN
Latin America	13.2%	0.4	1.8		15.4%
North America	6.9%	1.8	0.0	0.1	8.8%
Central & Eastern Europe	18.8%	0.3	0.0		19.1%
Western Europe, Middle East & Africa	12.1%	0.1	0.0		12.2%
Asia Pacific	12.4%	0.0	0.0		12.4%
China	(4.7)%	0.0	0.0	(0.1)	(4.8)%
Global and other	0.0%	0.0	0.0		0.0%
Total	9.9%	0.7	0.7	0.1	11.4%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/09
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$1,170.2	$3.3		$1,166.9
Selling, general and administrative expenses	1,556.6	30.5		1,526.1

Operating profit	407.2	33.8		441.0
Income from continuing operations before taxes	386.8	33.8		420.6
Income taxes	(118.5)	(8.8)		(127.3)

Income from continuing operations	$268.3	$25.0		$293.3

Diluted EPS from continuing operations	0.62	0.06		0.68

Gross margin	62.7%	0.1		62.8%
SG&A as a % of Revenues	49.7%	(1.0)		48.7%
Operating margin	13.0%	1.1		14.1%
Effective tax rate	30.6%	(0.3)		30.3%

SEGMENT OPERATING PROFIT
Latin America	$233.5	$1.8		$235.3
North America	38.7	5.2		43.9
Central & Eastern Europe	130.5	6.5		137.0
Western Europe, Middle East & Africa	53.4	10.7		64.1
Asia Pacific	23.1	3.6		26.7
China	(3.0)	2.1		(0.9)
Global and other	(69.0)	3.9		(65.1)
Total	$407.2	$33.8		$441.0

SEGMENT OPERATING MARGIN
Latin America	19.2%	0.1		19.3%
North America	6.1%	0.8		6.9%
Central & Eastern Europe	24.2%	1.2		25.4%
Western Europe, Middle East & Africa	12.2%	2.5		14.7%
Asia Pacific	11.6%	1.8		13.4%
China	(3.0)%	2.1		(0.9)%
Global and other	0.0%	0.0		0.0%
Total	13.0%	1.1		14.1%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/09
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$3,825.5	$6.6		$3,818.9
Selling, general and administrative expenses	5,374.1	164.4		5,209.7

Operating profit	1,005.6	171.0		1,176.6
Income from continuing operations before taxes	913.7	171.0		1,084.7
Income taxes	(294.5)	(30.7)		(325.2)

Income from continuing operations	$619.2	$140.3		$759.5

Diluted EPS from continuing operations	1.43	0.32		1.75

Gross margin	62.5%	0.1		62.6%
SG&A as a % of Revenues	52.7%	(1.6)	(0.1)	51.0%
Operating margin	9.9%	1.7	(0.1)	11.5%
Effective tax rate	32.2%	(2.2)		30.0%

SEGMENT OPERATING PROFIT
Latin America	$647.9	$34.4		$682.3
North America	110.4	40.5		150.9
Central & Eastern Europe	244.9	29.7		274.6
Western Europe, Middle East & Africa	84.2	31.0		115.2
Asia Pacific	61.6	18.5		80.1
China	20.1	1.9		22.0
Global and other	(163.5)	15.0		(148.5)
Total	$1,005.6	$171.0		$1,176.6

SEGMENT OPERATING MARGIN
Latin America	15.8%	0.8		16.6%
North America	4.8%	1.8		6.6%
Central & Eastern Europe	16.3%	2.0		18.3%
Western Europe, Middle East & Africa	6.6%	2.4		9.0%
Asia Pacific	9.1%	2.7		11.8%
China	5.7%	0.5		6.2%
Global and other	0.0%	0.0		0.0%
Total	9.9%	1.7	(0.1)	11.5%